Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR FULL-YEAR AND FOURTH-QUARTER 2015

-  Company Completes Record Year Revenue and Earnings  -

CALABASAS, Calif., March 10, 2016 —(BUSINESS WIRE)— Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the fourth-quarter and year ended December 31, 2015. Highlights include:

Full-Year 2015 Highlights

•	Total revenue grew by 20.4% to $689.1 million

•	Net income increased by 34.0% to $66.4 million or $1.69 on a diluted per share basis

•	Adjusted EBITDA grew by 33.7% to $124.1 million

•	Brokerage commissions in the private client market segment ($1-$10 million) increased 25.1%

•	The number of brokerage transactions grew by 13.3% with the private client market segment ($1-$10 million) increasing 20.5%

•	Financing fees increased 25.6%

Fourth-Quarter 2015 Highlights

•	Total revenues grew by 17.8% to $203.2 million

•	Net income increased by 21.4% to $19.9 million or $0.51 on a diluted per share basis

•	Adjusted EBITDA grew by 18.8% to $35.3 million

•	Brokerage commissions in the private client market segment ($1-$10 million) increased 29.3%

•	The number of brokerage transactions grew by 15.2% with the private client market segment ($1-$10 million) increasing 29.2%

“Marcus & Millichap completed a record year in revenue, earnings, sales, and dollar volume in 2015 thanks to the effectiveness of our brokerage platform and the hard work and client dedication of our team,” said John J. Kerin, President and CEO. “Our $1-$10 million private client market segment brokerage commissions grew 25.1% demonstrating the strength of our core business at a time of heightened macroeconomic concerns,” he added. Additionally, Hessam Nadji, Senior Executive Vice President commented, “Healthy real estate fundamentals in the U.S., low interest rates and competitive yields should continue to attract capital, resulting in an active investment sales market. While the pace of growth in market sales has slowed, Marcus & Millichap remains poised to continue to grow market share.”

Full-Year 2015 Results Compared to Full-Year 2014

Total revenues for the year ended December 31, 2015 were $689.1 million, compared to $572.2 million for the same period in the prior year, an increase of $116.9 million, or 20.4%. Total operating expenses for the year ended December 31, 2015 were $574.4 million compared to $487.6 million for the same period in the prior year, representing an increase of $86.8 million, or 17.8%. Cost of services as a percent of total revenues rose slightly to 61.4% compared to 61.2% for the same period in the prior year. The Company reported net income for the year ended December 31, 2015 of $66.4 million ($1.71 (basic) and $1.69 (diluted) per common share) compared with net income of $49.5 million or $1.27 per common share (basic and diluted) for the prior year. Adjusted EBITDA for the year ended December 31, 2015 rose by 33.7% to $124.1 million, from $92.8 million in the prior year. As of December 31, 2015, the Company had 1,607 investment sales and financing professionals.

Fourth-Quarter 2015 Results Compared to Fourth-Quarter 2014

Total revenues for the fourth-quarter of 2015 were $203.2 million, compared to $172.4 million for the same period in the prior year, an increase of $30.7 million, or 17.8%. The growth in total revenues was primarily a result of increases in revenues from real estate brokerage commissions which rose to $186.2 million for the three months ended December 31, 2015 from $156.7 million for the same period in the prior year, for an increase of 18.8%. This improvement was driven by a combination of the growth in the number of investment sales transactions and average commission rates. The rise in average commission rates reflects a higher proportion of private client market segment transactions ($1-$10 million) as compared to the middle and institutional market segment transactions (>$10 million). Private client market segment ($1-$10 million) transactions generally earn a higher commission rate. Growth in financing fees and other revenues, contributed the remaining increase in total revenues.

Total operating expenses for the fourth-quarter of 2015 were $169.2 million, compared to $145.3 million for the same period in the prior year, rising by $23.9 million, or 16.4%. The increase was primarily driven by a $19.8 million, or 18.1%, rise in cost of services, which are variable commissions paid to the Company’s investment sales professionals and compensation-related costs in connection with our financing activities. Cost of services as a percent of total revenues remained relatively consistent at 63.8% compared to 63.7% for the same period in the prior year.

Selling, general and administrative expense rose by $3.9 million, or 11.4% during the fourth-quarter of 2015 as compared to the same period in the prior year. The increase was primarily due to (i) salaries and related benefits as a result of increases in corporate and office support in connection with our growth; (ii) management performance-related compensation driven by our operating results; (iii) facilities expenses due to office expansion and (iv) other expense categories, net primarily driven by our expansion and growth. These costs were partially offset by lower stock-based compensation expense and legal costs and accruals.

Net income for the fourth-quarter of 2015 was $19.9 million or $0.51 per common share (basic and diluted) compared to net income of $16.4 million or $0.42 per common share (basic and diluted) for the same period in the prior year. Adjusted EBITDA for the fourth-quarter of 2015 was $35.3 million compared to adjusted EBITDA of $29.7 million for the same period in the prior year.

Subsequent Events

On March 1, 2016, the Company announced that its Chief Executive Officer, John J. Kerin, would be retiring effective March 31, 2016 and will be succeeded by Hessam Nadji, currently its Senior Executive Vice President. On March 31, 2016, Mr. Nadji will also be appointed to the Company’s board of directors.

Business Outlook

The Company is well-positioned to leverage its private client dominant brand, experienced management team, investments in infrastructure, tools and technology to build on its recent success. The private client market segment ($1-$10 million) continues to be a pillar of the Company’s business with opportunities for continued market share gains. Commercial real estate yields and relative stability should continue to result in transactional activity albeit at lower levels of growth. This is driven by the maturing of the cycle, recent capital markets volatility and extended marketing and closing timelines. The Company’s strong 2015 performance makes year-

over-year comparisons challenging, even with solid underlying property fundamentals, and historically low interest rates.

Conference Call Details

Marcus & Millichap will host a conference call today to discuss its results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-4018 ten minutes prior to the scheduled call time. International callers should dial +1 (201) 689-8471. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, March 10, 2016 through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on March 24, 2016 by dialing (877) 870-5176 in the United States and Canada or +1 (858) 384-5517 internationally and entering passcode 13629520.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of December 31, 2015, the Company had more than 1,600 investment sales and financial professionals in 79 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 8,715 transactions in 2015, with a sales volume of approximately $37.8 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2016. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified managers, investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	changes in tax laws, employment laws or other government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Real estate brokerage commissions	$186,218	$156,705	$632,574	$524,951
Financing fees	12,512	11,533	42,558	33,881
Other revenues	4,426	4,206	13,923	13,356

Total revenues	203,156	172,444	689,055	572,188

Operating expenses:
Cost of services	129,664	109,836	423,389	350,102
Selling, general, and administrative expense	38,646	34,704	147,710	134,274
Depreciation and amortization expense	916	807	3,305	3,206

Total operating expenses	169,226	145,347	574,404	487,582

Operating income	33,930	27,097	114,651	84,606
Other income (expense), net	420	67	443	28
Interest expense	(377)	(449)	(1,726)	(1,651)

Income before provision for income taxes	33,973	26,715	113,368	82,983
Provision for income taxes	14,024	10,285	47,018	33,452

Net income	19,949	16,430	66,350	49,531
Other comprehensive income:
Unrealized (loss) gain on marketable securities, net of tax of $(235), $16, $(394) and $16 for the three months ended December 31, 2015 and 2014 and the years ended December 31, 2015 and 2014, respectively	(343)	24	(592)	24
Foreign currency translation (loss) gain, net of tax of $(316), $50, $(90) and $90 for the three months ended December 31, 2015 and 2014 and the years ended December 31, 2015 and 2014, respectively	529	75	890	135

Total other comprehensive income	186	99	298	159

Comprehensive income	$20,135	$16,529	$66,648	$49,690

Earnings per share:
Basic	$0.51	$0.42	$1.71	$1.27
Diluted	$0.51	$0.42	$1.69	$1.27
Weighted average common shares outstanding:
Basic	38,788	38,865	38,848	38,851
Diluted	39,132	39,080	39,162	38,978

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $11.0 billion for the three months ended December 31, 2015, encompassing 2,460 transactions consisting of $8.6 billion for real estate brokerage (1,810 transactions), $1.5 billion for financing (466 transactions) and $0.9 billion in other transactions, including consulting and advisory services (184 transactions). Total sales volume was $37.8 billion for the year ended December 31, 2015, encompassing 8,715 transactions consisting of $28.4 billion for real estate brokerage (6,332 transactions), $4.9 billion for financing (1,601 transactions) and $4.5 billion in other transactions, including consulting and advisory services (782 transactions). As of December 31, 2015, the Company had 1,509 investment sales professionals and 98 financing professionals. Key metrics for real estate brokerage and financing are as follows:

	Three Months Ended December 31,		Year Ended December 31,
Real Estate Brokerage	2015	2014	2015	2014
Average Number of Sales Professionals	1,461	1,377	1,428	1,297
Average Number of Transactions per Investment Sales Professional	1.24	1.14	4.43	4.31
Average Commission per Transaction	$102,883	$99,749	$99,901	$93,943
Average Commission Rate	2.17%	2.11%	2.22%	2.07%
Average Transaction Size (in thousands)	$4,734	$4,723	$4,492	$4,537
Total Number of Transactions	1,810	1,571	6,332	5,588
Total Sales Volume (in millions)	$8,569	$7,420	$28,444	$25,351

	Three Months Ended December 31,		Year Ended December 31,
Financing	2015	2014	2015	2014
Average Number of Financing Professionals	89	83	85	79
Average Number of Transactions per Financing Professional	5.24	4.46	18.84	16.86
Average Fee per Transaction	$26,850	$31,170	$26,582	$25,436
Average Fee Rate	0.82%	0.89%	0.87%	0.90%
Average Transaction Size (in thousands)	$3,265	$3,514	$3,053	$2,837
Total Number of Transactions	466	370	1,601	1,332
Total Dollar Volume (in millions)	$1,522	$1,300	$4,888	$3,779

The following table sets forth the number of transactions, transaction volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended December 31,
	2015			2014			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	298	$186	$7,629	385	$243	$10,155	(87)	$(57)	$(2,526)
Private Client Market ($1 - $10 million)	1,348	4,335	129,298	1,043	3,269	100,033	305	1,066	29,265
Middle Market (>$10 - $20 million)	107	1,452	27,313	87	1,134	22,033	20	318	5,280
Institutional Market (>$20 million)	57	2,596	21,978	56	2,774	24,484	1	(178)	(2,506)

	1,810	$8,569	$186,218	1,571	$7,420	$156,705	239	$1,149	$29,513

	Year Ended December 31,
	2015			2014			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	1,174	$718	$29,971	1,300	$792	$33,931	(126)	$(74)	$(3,960)
Private Client Market ($1 - $10 million)	4,611	14,898	439,164	3,825	11,748	351,135	786	3,150	88,029
Middle Market (>$10 - $20 million)	352	4,776	89,886	306	4,184	78,067	46	592	11,819
Institutional Market (>$20 million)	195	8,052	73,553	157	8,627	61,818	38	(575)	11,735

	6,332	$28,444	$632,574	5,588	$25,351	$524,951	744	$3,093	$107,623

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

(Unaudited)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$96,185	$149,159
Commissions receivable	3,342	3,412
Prepaid expenses	7,542	7,536
Income tax receivable	4,049	1,711
Marketable securities, available-for-sale	79,860	—
Other assets, net	5,136	3,055

Total current assets	196,114	164,873
Prepaid rent	9,075	3,645
Property and equipment, net	11,579	7,693
Marketable securities, available–for-sale	54,395	14,752
Assets held in rabbi trust	5,661	4,332
Deferred tax assets, net	35,285	34,865
Other assets	9,116	3,444

Total assets	$321,225	$233,604

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,135	$9,585
Notes payable to former stockholders	939	894
Commissions payable	34,091	28,932
Accrued bonuses and other employee related expenses	30,846	27,793

Total current liabilities	75,011	67,204
Deferred compensation and commissions	43,678	36,581
Notes payable to former stockholders	9,671	10,610
Deferred rent and other liabilities	3,875	2,400

Total liabilities	132,235	116,795

Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at December 31, 2015 and 2014, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 37,396,456 and 36,918,442 at December 31, 2015 and 2014, respectively	4	4
Additional paid-in capital	80,591	75,058
Stock notes receivable from employees	(4)	(4)
Retained earnings	107,942	41,592
Accumulated other comprehensive income	457	159

Total stockholders’ equity	188,990	116,809

Total liabilities and stockholders’ equity	$321,225	$233,604

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before interest income/expense, taxes, net realized gains on marketable securities, available-for-sale, depreciation and amortization and stock-based compensation is a non-GAAP financial measure. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes and non-cash stock-based compensation charges. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net Income	$19,949	$16,430	$66,350	$49,531
Adjustments:
Interest income and other (1)	(376)	(44)	(1,373)	(50)
Interest expense	377	449	1,726	1,651
Provision for income taxes	14,024	10,285	47,018	33,452
Depreciation and amortization	916	807	3,305	3,206
Stock-based compensation	364	1,759	7,114	5,034

Adjusted EBITDA	$35,254	$29,686	$124,140	$92,824

(1)	Other for the three months and year ended December 31, 2015 includes $2 and $132 of net realized gains on marketable securities, available-for-sale, respectively.

Glossary of Terms

•	Private Client Market Segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market Segment: transactions with values from $10 million to up to but less than $20 million

•	Institutional Market Segment: transactions with values $20 million and above

Certain Adjusted Metrics

Real Estate Brokerage

During the second and third quarter of 2014, we closed certain large transactions in our real estate brokerage business in excess of $300 million with sales volume aggregating $2.1 billion. Following are actual and as adjusted metrics excluding these transactions:

	Year Ended December 31, 2015
	(actual)	(as adjusted)
Total Sales Volume Growth	12.2%	22.1%
Average Commission Rate Growth	7.4%	(0.5)%
Average Transaction Size Growth	(1.0)%	7.7%

Financing

During the fourth quarter 2014, we had one large financing fee of $0.6 million. Following are actual and as adjusted metrics excluding this financing fee:

	Three Months Ended December 31, 2015		Year Ended December 31, 2015
	(actual)	(as adjusted)	(actual)	(as adjusted)
Financing Fees Growth	8.5%	14.5%	25.6%	27.9%
Average Fee per Transaction Growth	(13.9)%	(9.1)%	4.5%	6.4%
Average Fee Rate Growth	(7.3)%	(2.2)%	(2.9)%	(1.1)%